                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): APRIL 27, 2001
                                                           --------------


                           PENN NATIONAL GAMING, INC.
                           ---------------------------
                 (Exact Name of Registrant Specified in Charter)


    PENNSYLVANIA                  0-24206                        23-2234473
--------------------          ----------------               -------------------
  (State or Other             (Commission File               (I.R.S. Employer
  Jurisdiction of                 Number)                    Identification No.)
  Incorporation)


           825 Berkshire Boulevard
                Wyomissing, PA                                   19610
-------------------------------------------------           ----------------
   (Address of Principal Executive Offices)                    (Zip Code)



       Registrant's telephone number, including area code: (610) 373-2400
                                                           ---------------



                                 NOT APPLICABLE
                            ------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.     ACQUISITION OF ASSETS

      (a) On April 27, 2001 (the "Closing Date"), the Registrant completed its previously announced acquisitions of (i) CRC Holdings, Inc. ("CRC") from the shareholders of CRC and (ii) the minority interest in Louisiana Casino Cruises, Inc. not owned by CRC from Dan S. Meadows, Thomas L. Meehan and Jerry L. Bayles (together, the "Acquisition"). The Acquisition was accomplished pursuant to the terms of Agreement and Plan of Merger among CRC Holdings, Inc., Penn National Gaming, Inc., Casino Holdings, Inc. and certain shareholders of CRC Holdings, Inc., dated as of July 31, 2000 (the "Merger Agreement"), and a Stock Purchase Agreement by and among Penn National Gaming, Inc., Dan S. Meadows, Thomas L. Meehan and Jerry L. Bayles, dated as of July 31, 2000 (the "Stock Purchase Agreement"). Under the Merger Agreement, CRC merged with Casino Holdings, Inc., a wholly-owned subsidiary of the Registrant (the "Merger"). The terms of each of the agreements were the result of arm's length negotiations among the parties. The aggregate consideration paid by the Registrant for the Acquisition was approximately $181.3 million, including the repayment of existing debt at CRC or its subsidiaries. The purchase price of the Acquisition was funded by the proceeds of the Registrant's offering of senior subordinated notes, which was completed in March 2001.

      (b) The assets acquired pursuant to the Merger and Acquisition consist primarily of the Casino Rouge riverboat gaming facility in Baton Rouge, Louisiana, and a management contract for Casino Rama, a gaming facility located in Orillia, Canada. The Registrant intends to continue the use of such assets in the casino business.

The Registrant issued a press release announcing the completion of the Acquisition, which release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED. The following financial statements are filed as part of this Current Report on Form 8-K:

            (i) CRC Holdings, Inc. - Gaming Division Financial Statements - November 30, 2000

                  o     Report of Independent Certified Public Accountants
                  o     Balance Sheets - November 30, 1999 and 2000
                  o Statements of Operations - Years ended November 30, 1998, 1999 and 2000
                  o Statements of Changes in Stockholders' Equity - Years ended November 30, 1998, 1999 and 2000
                  o Statements of Cash Flows - Years ended November 30, 1998, 1999 and 2000
                  o     Notes to Financial Statements

            (ii) CRC Holdings, Inc. - Gaming Division Financial Statements - February 28, 2001

                  o Balance Sheets - November 30, 2000 and February 28, 2001 (unaudited)
                  o Statements of Operations - Three Month Periods Ended February 29, 2000 (unaudited) and February 28, 2001 (unaudited)
                  o     Statement of Changes in Stockholders' Equity - Three
                        Month Period Ended February 28, 2001 (unaudited)
                  o     Statements of Cash Flows - Three Month Periods Ended
                        February 28, 2000 (unaudited) and February 28, 2001 (unaudited)
                  o     Notes to Financial Statements

      (b) PRO FORMA FINANCIAL INFORMATION. The following unaudited pro forma consolidated financial information is filed as part of this Current Report on Form 8-K:

            -- Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2000;
            -- Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March

31, 2001;

            -- Notes to Unaudited Pro Forma Consolidated Statement of
Operations;
            -- Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2001; and
            -- Notes to Unaudited Pro Forma Consolidated Balance Sheet.

      (c)   EXHIBITS.

            EXHIBIT NO. DESCRIPTION OF DOCUMENT

            2.1 +       Agreement and Plan of Merger among CRC
                        Holdings, Inc., Penn National Gaming, Inc., Casino Holdings, Inc. and certain shareholders of CRC Holdings, Inc. dated as of July 31, 2000.

            2.2 +       Stock Purchase Agreement by and among Penn National
                        Gaming, Inc., Dan S. Meadows, Thomas L. Meehan and Jerry
                        S. Bayles, dated as of July 31, 2000.
            99.1 ++     Press Release dated April 30, 2000.

            ------------

            + Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed August 8, 2000 and incorporated herein by reference.
            ++ Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed May 7, 2001 and incorporated herein by reference.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                              FINANCIAL STATEMENTS
                                NOVEMBER 30, 2000

                                    CONTENTS

                      -------------------------------------


Report of Independent Certified Public Accountants

Balance Sheets - November 30, 1999 and 2000

Statements of Operations -
Years ended November 30, 1998, 1999 and 2000

Statements of Changes in Stockholders' Equity - Years ended November 30, 1998, 1999 and 2000

Statements of Cash Flows -
Years ended November 30, 1998, 1999 and 2000

Notes to Financial Statements

               Report of Independent Certified Public Accountants

To the Board of Directors and
Stockholders of CRC Holdings, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CRC Holdings, Inc. - Gaming Division (the "Company") at November 30, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Miami, Florida
February 2, 2001

                      CRC HOLDINGS, INC. - GAMING DIVISION
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  November 30,
                                                                  ------------
                                                               1999          2000
                                                               ----          ----
                                     ASSETS
Current Assets
   Cash and cash equivalents                                 $  22,395    $  27,395
   Trade accounts receivable, net of allowance
     for doubtful accounts of $274 and $357 at 1999
     and 2000, respectively                                      9,552        9,100
   Receivables                                                   7,754        5,937
   Deferred income tax                                           1,595          976
   Other current assets                                          2,471        1,278
                                                             ---------    ---------

      Total current assets                                      43,767       44,686

Property and equipment, net                                     42,742       43,049
Receivables, net                                                 5,938           --
Goodwill, net                                                    3,367        3,366
Other assets                                                     4,286        2,946
                                                             ---------    ---------
   Total Assets                                              $ 100,100    $  94,047
                                                             =========    =========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts payable                                          $   2,137    $   2,314
   Due to affiliates and officers                                  164          163
   Accrued expenses                                             16,922       17,054
   Deferred compensation plan liability                             --        1,123
   Current portion of long-term debt                             6,333        5,949
                                                             ---------    ---------
      Total current liabilities                                 25,556       26,603
Deferred compensation plan liability                             1,826           --
Long-term debt                                                  58,958       53,000
Deferred income tax                                              4,044        4,974
Other liabilities                                                   87          157
                                                             ---------    ---------
   Total liabilities                                            90,471       84,734
                                                             ---------    ---------
Commitments and contingencies (Note 10)
Minority interest                                                   51        1,690
Stockholders' Equity
   Common stock $.005 par value; 20,000 shares authorized;
     10,742 shares issued and outstanding                           54           54
   Additional paid-in capital                                   10,335        1,434
   (Accumulated deficit) retained earnings                        (804)       6,186
   Cumulative translation adjustment                                (7)         (51)
                                                             ---------    ---------
    Total stockholders' equity                                   9,578        7,623
                                                             ---------    ---------
   Total liabilities and stockholders' equity                $ 100,100    $  94,047
                                                             =========    =========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)



                                                              Year Ended
                                                             November 30,
                                                 -----------------------------------
                                                    1998         1999        2000
                                                    ----         ----        ----
Revenues
   Casino                                        $  68,845    $  82,250    $  89,564
   Food and beverage                                 6,174        7,465        7,736
   Management service fees                          14,800       15,790       13,218
   Less: promotional allowances                     (4,174)      (5,057)      (5,746)
                                                 ---------    ---------    ---------
Net revenues                                        85,645      100,448      104,772
                                                 ---------    ---------    ---------

Operating Expenses

   Casino                                           33,302       38,439       41,991
   Food and beverage                                 1,539        1,659        1,150
   Management service and operating costs           28,850       30,323       33,298
   Depreciation and amortization                     5,004        5,628        5,000
                                                 ---------    ---------    ---------
         Total operating expenses                   68,695       76,049       81,439
                                                 ---------    ---------    ---------
Income from operations before equity in
   net losses of affiliates                         16,950       24,399       23,333
Equity in net losses of affiliates                    (174)          --           --
                                                 ---------    ---------    ---------
 Income from operations                             16,776       24,399       23,333
                                                 ---------    ---------    ---------

Other Income (Expense)
   Interest income                                   2,249        2,200        1,695
   Interest expense                                 (8,896)      (8,478)      (7,213)
   Foreign currency gains (losses)                   1,418          157         (111)
   Common and redeemable preferred stock
       dividends of subsidiary                      (1,094)      (1,253)          --
   Other income (expense)                              254         (505)        (525)
                                                 ---------    ---------    ---------
      Total other income (expense)                  (6,069)      (7,879)      (6,154)
                                                 ---------    ---------    ---------

Income before provision for income taxes,
   minority interest and extraordinary loss         10,707       16,520       17,179
Provision for income taxes                             719        7,191        7,105
                                                 ---------    ---------    ---------

Income before minority interest and
   extraordinary loss                                9,988        9,329       10,074
Minority interest                                     (108)         221        3,084
                                                 ---------    ---------    ---------
Income before extraordinary loss                    10,096        9,108        6,990
Extraordinary loss from early
  extinguishment of debt,
  net of income tax benefit of $1,106
  in 1999                                               --       (1,731)          --
                                                 ---------    ---------    ---------

Net income                                       $  10,096    $   7,377    $   6,990
                                                 =========    =========    =========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED NOVEMBER 30, 1998, 1999 AND 2000
                                 (IN THOUSANDS)


                                                                                Retained
                                                 Common Stock      Additional   Earnings    Cumulative      Total
                                                                    Paid-In   (Accumulated  Translation  Stockholders'
                                              SHARES     AMOUNT     CAPITAL     DEFICIT)    ADJUSTMENT      EQUITY
                                              ------     ------     -------     --------    ----------      ------

Balance, November 30, 1997                     10,621   $     53   $ 18,498    $(18,277)   $     26    $    300

Additional common shares issued                   121          1         (1)         --          --          --
Net change in hospitality division
   intercompany account                            --         --       (362)         --          --        (362)
Net income                                         --         --         --      10,096          --      10,096
Other comprehensive income:
   Foreign currency translation adjustment         --         --         --          --         (64)        (64)
                                                                                                       --------
Comprehensive income                               --         --         --          --          --      10,032
                                               ------     ------   --------  ----------    --------    --------
Balance, November 30, 1998                     10,742         54     18,135      (8,181)        (38)      9,970
                                               ------     ------   --------  ----------    --------    --------

Net change in hospitality division
   intercompany account                            --         --     (7,800)         --          --      (7,800)
Net income                                         --         --         --       7,377          --       7,377
Other comprehensive income:
   Foreign currency translation adjustment         --         --         --          --          31          31
                                                                                                       --------
Comprehensive income                               --         --         --          --          --       7,408
                                              -------     ------   -------- -----------   ---------    --------
Balance, November 30, 1999                     10,742         54     10,335        (804)         (7)      9,578
                                              -------     ------   -------- -----------   ---------    --------

Net change in hospitality division
  intercompany account                             --         --     (8,901)         --          --      (8,901)
Net income                                         --         --         --       6,990          --       6,990
Other comprehensive income:
  Foreign currency translation adjustment          --         --         --          --         (44)        (44)
                                                                                                       --------
Comprehensive income                               --         --         --          --          --       6,946
                                              -------     ------   -------- -----------   ---------    --------
Balance, November 30, 2000                     10,742   $     54   $  1,434    $  6,186    $    (51)   $  7,623
                                              =======     ======  =========   =========    ========    ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                             Year Ended
                                                                                            November 30,
                                                                          ----------------------------------------------
                                                                            1998                1999               2000
                                                                            ----                ----               ----
Cash flows from operating activities:
Net income                                                                $ 10,096           $  7,377           $  6,990
Adjustments to reconcile net income to net cash
        provided by operating activities:
   Extraordinary loss on early extinguishment of debt, net                      --              1,731                 --
   Provision (recovery) for losses on
        receivables and equity investments, net                                745               (446)               116
   Depreciation and amortization                                             5,004              5,628              5,000
   Amortization of deferred charges                                          1,560                778                528
   Undistributed equity in net losses of affiliates                            174                 --                 --
   Foreign currency (gains) losses                                          (1,418)              (157)               111
   Deferred income taxes                                                      (975)             1,161              1,590
   Minority interest                                                          (108)               221              3,084
   Other                                                                        (3)               (59)                --
Change in assets and liabilities:
      (Increase) decrease in:
         Trade accounts receivable                                            (146)            (1,053)               255
         Other assets                                                          205                403              1,297
      Increase (decrease) in:
         Accounts payable                                                      400               (932)               177
         Accrued expenses                                                   (4,705)             6,394                784
         Deferred compensation plan liability                                  321                 88               (703)
         Other liabilities                                                   1,367                661                478
                                                                          --------           --------           --------
Net cash provided by operating activities                                   12,517             21,795             19,707
                                                                          --------           --------           --------
Cash flows from investing activities:
   Receipts from project loans and advances                                  3,438              6,250              7,754
   Purchases of property and equipment                                      (5,373)            (5,328)
   Decrease in restricted cash                                               4,824                 --                 --
   Investments in and advances to affiliates                                  (578)                --                 --
   Sale of property and equipment                                               42                 --                 --
   Project loans and advances                                                 (760)              (943)                --
                                                                          --------           --------           --------
Net cash flows provided (used) by investing activities                       1,593             (1,036)             2,426
                                                                          --------           --------           --------
Cash flows from financing activities:
   (Increase) decrease in due from affiliates                                 (834)              (278)              (388)
   Borrowings                                                               50,000             55,000                 --
   Payments of debt and other deferred charges                             (55,175)           (56,736)            (6,301)
   Payments of redeemable preferred and accrued dividends of subsidiary     (1,760)                --                 --
   Purchase of common stock and common stock warrants of subsidiary             --             (4,073)              (174)
   Payments of common stock dividends of subsidiary                             --               (174)            (1,369)
   Net change in hospitality division intercompany account                    (362)            (7,678)            (8,901)
                                                                          --------           --------           --------
Net cash flows used by financing activities                                 (8,131)           (13,939)           (17,133)
                                                                          --------           --------           --------
Net increase in cash and cash equivalents                                    5,979              6,820              5,000
Cash and cash equivalents at beginning of year                               9,596             15,575             22,395
                                                                          --------           --------           --------
Cash and cash equivalents at end of year                                  $ 15,575           $ 22,395           $ 27,395
                                                                          ========           ========           ========

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                                 $  9,700           $  4,798           $  7,045
   Cash paid during the year for income taxes                             $    415           $  1,880           $  4,137
   Cash received during the year for income taxes                         $     36           $     12           $     --


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

CRC Holdings, Inc. ("CRC"), d/b/a Carnival Resorts & Casinos, owns, operates and develops casino properties (for purposes hereof, the "CRC Gaming Division" or the "Company") and develops and manages hotel and resort properties. The CRC Gaming Division consists principally of an approximate 60% interest in Louisiana Casino Cruises, Inc. ("LCCI"), which owns the Casino Rouge, a riverboat casino based in Baton Rouge, Louisiana, and through a wholly-owned subsidiary, CHC Casinos Canada Limited ("CHC Canada"), the operations of Casino Rama located north of Toronto, Canada, on behalf of the Chippewas of Rama First Nation and the Ontario Lottery and Gaming Corporation. These financial statements depict the financial condition and results of operations of the CRC Gaming Division as of and for the periods presented.

Pursuant to the Agreement and Plan of Merger among CRC, Penn National Gaming, Inc. ("Penn"), Casino Holdings, Inc. ("Casino Holdings"), a wholly-owned subsidiary of Penn, and certain stockholders of CRC, dated July 31, 2000 (the "Merger Agreement"), subject to appropriate approvals and certain conditions including financing, CRC has agreed to (i) distribute its hospitality division and certain other assets and liabilities to the stockholders of CRC, (ii) distribute its net after-tax income, as defined, less certain adjustments for the period from the date of the Merger Agreement through the closing date of the Merger Agreement to the stockholders of CRC, and (iii) immediately subsequent to the distributions, merge the CRC Gaming Division with and into Casino Holdings. In addition, pursuant to a Stock Purchase Agreement among certain minority stockholders of a 40% interest in LCCI (the "LCCI Minority Stockholders") and Penn dated July 31, 2000 (the "Stock Purchase Agreement"), the LCCI Minority Stockholders, subject to closing of the Merger Agreement, appropriate approvals and certain conditions, have agreed to sell their 40% interest in LCCI to Penn. The Merger Agreement and Stock Purchase Agreement provide the foregoing transactions shall be consummated on or before October 31, 2001 although there can be no assurance to that effect.

Pursuant to an Agreement and Plan of Merger with CHC International, Inc. ("CHC"), Wyndham International, Inc. ("Wyndham"), and Patriot American Hospitality, Inc., on June 30, 1998, CHC (i) contributed its gaming and hospitality development business to CRC, (ii) distributed all of the common stock of CRC to the stockholders of CHC pro rata based on their ownership in CHC, and (iii) merged with and into Wyndham subsequent to the pro rata distribution (collectively the "Patriot Merger").

The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CRC's and CHC's consolidated financial statements prior to the transactions contemplated by the Merger Agreement, the Stock Purchase Agreement and the Patriot Merger, except for all the assets, liabilities (including contingent liabilities), revenues and expenses of the


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


hospitality division of CRC and CHC and their respective subsidiaries. Consequently, these financial statements include certain balances and allocations for assets and liabilities and corresponding income and expense items related to the Company that were previously included in CRC's and CHC's consolidated financial statements. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55, these financial statements exclude certain corporate expenses incurred by CRC and CHC on the hospitality division's behalf. All significant intercompany balances and transactions within the CRC Gaming Division have been eliminated. Investments in less than majority-owned gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Significant accounting policies are summarized below.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Casino Revenue represents the net win from gaming activities which is the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated pay-outs of progressive jackpots. The estimated direct costs of providing promotional allowances for food and beverage and other items have been classified as casino operating expenses and totaled $2,793, $3,104 and $3,250 for the years ended November 30, 1998, 1999 and 2000, respectively. Revenues from food and beverage sales are recognized at the time the related service is performed. Revenues from management service fees for management of casinos are based upon contracted terms and are recognized when the services are performed, and include management service fees from affiliates of $144, for the year ended November 30, 1998.

REIMBURSED OPERATING EXPENSES

The Company is fully reimbursed by Casino Rama for salaries and related costs for casino personnel employed by the Company in accordance with management contract terms and the administration of services consisting primarily of sales, marketing and reservations. These costs amounted to $66,399, $67,921 and $72,388 for the years ended November 30, 1998, 1999 and 2000, respectively. All such costs and related reimbursements have been netted in the statements of


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


operations, with reimbursable amounts and accrued salaries and related costs reflected as trade accounts receivable and accrued expenses, respectively, in the balance sheets.

FOREIGN CURRENCY TRANSLATION

The assets and liabilities of the Company's foreign operations are generally translated into United States dollars at year-end exchange rates, and revenues and expenses are generally translated at average exchange rates for the year. Comprehensive income resulting from translation adjustments are reflected within stockholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations, as incurred.

STOCK BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" which establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company has chosen to retain its intrinsic value method of accounting for stock based compensation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include short-term investments with original purchase maturities of 90 days or less.

TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are from properties under management and casino customers. The Company provides an allowance for doubtful accounts based on a periodic review of outstanding receivables and an evaluation of aggregate collectibility.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets or the expected term of the land lease (including renewals), whichever is shorter:

      Vessel                                   18 years
      Building                                 30 years
      Furniture, fixtures and other equipment  4 - 10 years
      Gaming equipment                         5 - 15 years

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


Leasehold improvements and equipment held under capital leases are amortized over the lesser of useful life or lease term.

IMPAIRMENT OF LONG-LIVED ASSETS

When events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets' carrying amount or fair value less costs related to the assets' disposition.

OTHER ASSETS

Costs incurred in connection with the Company's financing arrangements are recorded as deferred charges and are amortized over the terms of the debt issuances. All costs incurred which relate to obtaining regulatory approval of the Baton Rouge riverboat facility are recorded as deferred charges and are amortized over the license period. Deferred licensing charges and debt issuance costs are included in other current assets and other assets.

GOODWILL

Goodwill is associated with the acquisition of LCCI and is amortized on a straight-line basis over 30 years, with accumulated amortization of $594 and $693 as of November 30, 1999 and 2000, respectively, and amortization expense of $99 in each of the three years ended November 30, 2000.

INCOME TAXES

Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect tax consequences on future years' differences between tax bases of assets and liabilities and their financial reporting amounts at each year-end, reflecting the combination of LCCI and CHC Canada as separate tax filers and as if the Company and its other subsidiaries were a stand alone taxpayer.

CONCENTRATION OF CREDIT RISK

The Company has a receivable from Casino Rama, Inc. pursuant to an agreement to develop and operate Casino Rama. To monitor the credit risk with respect to the receivable from Casino Rama, Inc., the Company periodically reviews the financial condition of Casino Rama, Inc. through its management of Casino Rama. Management currently believes the credit risk related to this receivable is minimal.

FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


available market and effective interest rate information for such instruments. The carrying amounts of such financial instruments approximate their fair value except for LCCI's 11% senior secured notes which fair value approximated $56,585 at November 30, 2000.

COMMON SHARE DATA

On June 30, 1998, CRC's common stock was adjusted pursuant to a 10,621-for-1 stock split where each share of CRC's common stock, $.01 par value per share was converted into 10,621 shares of CRC's common stock, $.005 par value per share.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and is, as amended, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company has evaluated the impact of SFAS No. 133 and believes it has no effect on its financial statements.

The Company is reviewing SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements". This Company is required to adopt SAB No. 101 for the year ending November 30, 2001 and does not expect the effect of the pronouncement on its financial condition and results of operations to be material.

RECLASSIFICATIONS

Certain amounts in the financial statements have been reclassified to conform to the current period presentation.

NOTE 2 - RECEIVABLES

Receivables consist of the following at November 30,:


                                                                  1999      2000
                                                                  ----      ----
Receivable from Casino Rama, Inc. - Canadian prime plus
1% (effective rate of interest of 7.74% and 8.43% as of
November 30, 1999 and 2000, respectively), principal of
$625 payable quarterly, plus interest for as long as
there are amounts outstanding under the Casino Rama,
Inc. credit agreements and principal of $1,563 payable
quarterly, plus interest once there are no longer any
amounts outstanding under the Casino Rama, Inc. credit
agreements                                                      $12,188    $ 5,937

Receivable from the Kalispel Tribe - prime plus 2%
(effective interest rate of 9.38% as of November 30,
1999).                                                            1,504        --

Other receivables                                                   139        139

Allowance for doubtful receivables                                 (139)      (139)
                                                                -------    -------

                                                                 13,692      5,937
Current portion                                                  (7,754)    (5,937)
                                                                -------    -------

Noncurrent portion                                              $ 5,938    $   --
                                                                =======    =======

NOTE 3 - PROPERTY AND EQUIPMENT


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


Property and equipment consist of the following at November 30,:


                                                                  1999     2000
                                                                  ----     ----

Land                                                          $   1,385  $   1,403
                                                              ---------  ---------
Vessel                                                           17,138     17,463
Building                                                         19,840     20,588
Furniture, fixtures and other equipment                          13,988     15,168
Gaming equipment                                                 11,282     12,345
Leasehold improvements                                              204        126
Equipment under capital leases                                      262        251
                                                              ---------  ---------
                                                                 64,099     67,344
Accumulated depreciation and amortization                       (21,629)   (25,024)
Construction in progress                                            272        729
                                                              ---------  ---------
    Property and equipment, net                               $  42,742  $  43,049
                                                              =========  =========

Capitalized interest included in property and equipment is $1,628 as of November 30, 1999 and 2000. Unamortized capitalized interest is $1,099 and $1,025 as of November 30, 1999 and 2000, respectively. Depreciation expense is $4,789, $5,434 and $4,828 for the years ended November 30, 1998, 1999 and 2000, respectively, including net losses on disposals of fixed assets of $125, $69 and $314 for the years ended November 30, 1998, 1999 and 2000, respectively.

NOTE 4 - LEASES

LCCI has an operating lease agreement for property on which LCCI constructed the riverboat facility and parking facility. The initial lease term is 10 years beginning January 1994. The terms of the lease include payment of minimum monthly rent equal to the greater of $33 or 1.25% of LCCI's gross cash revenue. In addition, LCCI prepaid rent of approximately $1,756 in connection with the lessor's acquisition of an additional parcel of land. The prepaid rent is being amortized over the initial lease term and the remaining unamortized portion was $717 and $541 as of November 30, 1999 and 2000, respectively. LCCI has the option to purchase the entire site on or after 15 years for the then appraised value of the original parcel, excluding improvements. LCCI also leases a total of approximately 45,700 square feet for general warehouse, office and employee parking. The term of the lease is one year beginning September 2000 for $8 per month. The lease grants LCCI a right of first refusal to purchase the property. The Company also leases office and warehouse space under operating lease agreements.

The following is a schedule of future minimum lease payments, for all operating leases with non-cancellable terms in excess of one year at November 30, 2000:


            Year ending November 30, 2001                     $  697
            Year ending November 30, 2002                        697
            Year ending November 30, 2003                        697
            Year ending November 30, 2004                        157
            Thereafter                                            --
                                                              ------

                 Total minimum lease payments                 $2,248
                                                              ======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


Rental expense amounted to $1,636, $1,899 and $1,764 for the years ended November 30, 1998, 1999 and 2000, respectively. Rental expense for the years ended November 30, 1998, 1999 and 2000 includes $509, $698 and $769, respectively, of contingent rental payments in excess of the monthly minimum rent with respect to LCCI's land lease for riverboat and parking facilities.

NOTE 5 - EMPLOYEE BENEFITS PLANS

CRC maintains non-qualified defined contribution deferred compensation plans (the "Deferred Compensation Plan") which cover most management employees. Benefits accumulate by participants based on a percentage of their annual compensation and generally vest 20% per year. The Deferred Compensation Plan's costs, net of forfeitures, included in the statements of operations for the years ended November 30, 1998, 1999 and 2000 were approximately $576, $631 and $809, respectively. The earnings rate for the Deferred Compensation Plan unfunded benefit liability is 7% for the years ended November 30, 1998, 1999 and 2000.

Deferred Compensation Plan benefits funded by the Company are taxable to the participants and the Company advances the participants amounts equal to the income and payroll taxes on the funded benefits. Interest accrues at 6% per annum on these advances. The amounts of such advances were $251 and $574 as of November 30, 1999 and 2000, respectively, and will be repaid from pledged death benefit proceeds of participants' life insurance policies.

CRC also maintains defined contribution plans under Section 401(k) of the Internal Revenue Code for all qualified employees (the "401(k) Plans"). Contributions to the 401(k) Plans by the Company are based on the participants' contributions. For the years ended November 30 1998, 1999 and 2000, the Company contributed $147, $207, and $185 respectively. The Company paid certain expenses associated with administration of the 401(k) Plans.

NOTE 6 - INCOME TAXES

The Company's provision for income taxes attributable to continuing operations is comprised of the following for the years ended November 30,:


                                         1998     1999     2000
                                         ----     ----     ----
CURRENT
   Federal                              $  271   $4,703   $4,017
   State                                     4      459      904
   Foreign                                 108       78       70
                                        ------   ------   ------
     Total current tax expense             383    5,240    4,991
DEFERRED
   Deferred tax expense                    336    1,951    2,114
                                        ------   ------   ------
     Total provision for income taxes   $  719   $7,191   $7,105
                                        ======   ======   ======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


The difference between the taxes provided for continuing operations at the U.S. federal statutory rate and the Company's actual tax provision is reconciled below for the years ended November 30,:


                                                       1998        1999        2000
                                                       ----        ----        ----

Taxes provided at statutory rate                      $ 3,677    $ 5,542   $ 5,841
Release of valuation allowance                         (4,243)        --        --
State tax expense, net of federal tax benefit             393        592       624
Foreign tax expense                                       158         26        11
Dividends of subsidiary                                   372        426        --
Other                                                     362        605       629
                                                      -------    -------   -------
     Total provision for income taxes                 $   719    $ 7,191   $ 7,105
                                                      =======    =======   =======

The approximate effect of the Company's temporary differences and carryforwards that give rise to deferred tax balances at November 30, were as follows:


                                                       1999       2000
                                                       ----       ----

Deferred compensation plan liability                 $    --    $   394
Allowance for doubtful accounts receivable - other        --         98
Alternative minimum tax credit carryforward              851         --
Other, net                                               744        484
                                                     -------    -------
   Current deferred tax asset                        $ 1,595    $   976
                                                     =======    =======

Foreign currency gain                                $  (686)   $  (320)
Other, net                                               255        294
                                                     -------    -------
   Current deferred tax liability                    $  (431)   $   (26)
                                                     =======    =======


                                                       1999       2000
                                                       ----       ----

Deferred compensation plan liability                 $   686    $    --
Deferred prepayment penalty                              206         --
Other, net                                                98         20
                                                     -------    -------
   Noncurrent deferred tax asset                     $   990    $    20
                                                     =======    =======

Depreciation                                         $(4,359)   $(4,611)
Alternative minimum tax credit carryforward              295         --
Other, net                                                20       (363)
                                                     -------    -------
   Noncurrent deferred tax liability                 $(4,044)   $(4,974)
                                                     =======    =======


NOTE 7 - LONG-TERM DEBT

Long-term debt is comprised of the following as of November 30,:


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)



                                                                     2000       1999
                                                                     ----       ----

11% senior secured notes - interest payable
semi-annually June 1, and December 1, with balance due
December 1, 2005                                                  $ 53,000         $53,000

Variable-rate term loan - (effective interest rate of
9.59% and 11.05% at November 30, 1999 and 2000,
respectively) - interest payable at the option of CHC
Canada, in one, two, three or six month installments
and principal payable in a quarterly installment of
$241 on April 30, 1999, quarterly installments of
$1,563 commencing July 31, 1999 through July 31, 2001,
with balance due October 31, 2001                                   12,187           5,937

Capital lease obligations                                              104              12
                                                                  --------        --------

     Total debt                                                     65,291          58,949

Current portion                                                     (6,333)         (5,949)
                                                                  --------        --------

     Total long-term debt                                         $ 58,958        $ 53,000
                                                                  ========        ========

Aggregate principal payments for the long-term debt, including capital lease obligations, are as follows at November 30, 2000:


            Year ending November 30, 2001                 $  5,949
            Year ending November 30, 2002                       --
            Year ending November 30, 2003                       --
            Year ending November 30, 2004                       --
            Year ending November 30, 2005                       --
            Thereafter                                      53,000
                                                          --------
                    Total                                 $ 58,949
                                                          ========


Variable-rate senior secured increasing rate notes - on November 25, 1998, LCCI issued $50,000 of variable rate senior secured increasing rate notes due December 1, 2001 ("the 1998 Notes") in a private placement offering to refinance the $51,000, 11 1/2% first mortgage notes issued in December 1993 in connection with the development of the Casino Rouge.

11% senior secured notes - on January 27, 1999, LCCI issued $55,000 of 11% senior secured notes due December 1, 2005, (the "1999 Notes") in a private placement offering with interest due semi-annually beginning June 1, 1999. The proceeds were used to defease and redeem the 1998 Notes. After December 1, 2002, LCCI may, at its option, redeem all or some of the 1999 Notes at a premium that will decrease over time from 105.5% in 2002 to 100% in 2004 of their face amount, plus interest. The redemption of the 1998 Notes resulted in LCCI incurring a net extraordinary loss of $1,731 during the year ended November 30, 1999 and the nine months ended August 31, 1999. The 1999 Notes were exchanged in May 1999 for Notes registered under the Securities Act of 1933. The registered 1999 Notes are freely transferable by holders thereof and are substantially identical in all material respects to the privately placed 1999 Notes for which they were exchanged. The registered 1999 Notes are collateralized by substantially all of LCCI's assets.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


Variable-rate secured term loan - in December 1998, CHC Canada amended the variable-rate secured loan denominating the outstanding balance in U.S. dollars and amending the repayment schedule. The amended loan bears interest at varying rates approximating LIBOR plus 4% per annum. The loan is collateralized by substantially all of CHC Canada's assets.

CRC has a variable rate line of credit with a commercial bank collateralized by assets of certain shareholders of CRC. As of November 30, 2000, no amount was available under the variable rate line of credit.

The 1999 Notes are collateralized by substantially all of LCCI's assets, other than certain identified excluded assets. The indenture to the 1999 Notes includes certain covenants which limit the ability of LCCI and its restricted subsidiaries, (as defined) subject to certain exceptions, to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, repurchase capital stock or other equity interest or subordinated indebtedness; (iii) enter into certain transactions with affiliates; (iv) create certain liens or sell certain assets; and (v) enter into certain mergers and consolidations. The Company's other financing agreements also contain certain financial covenants.

NOTE 8 - REDEEMABLE PREFERRED STOCK AND COMMON STOCK WARRANTS OF SUBSIDIARY

LCCI has authorized 50,000 shares of preferred stock, of which 11,000 shares of 12% cumulative redeemable preferred stock was issued and outstanding at November 30, 1997, at a carrying value of $1,628 including accrued non-cash dividends. The preferred stock and accrued dividends were redeemed by LCCI on November 30, 1998 for $1,760.

LCCI's debt offering in December 1993 included 153,000 detachable warrants with put rights whereby LCCI had an obligation to purchase the 153,000 warrants, at the value of LCCI's common stock as of December 1, 1998, as determined by two independent investment banking firms. At November 30, 1998, the warrants were classified as redeemable equity due to the put right feature and accreted to the amount at which LCCI expected to repurchase these warrants. Holders of 14,100 warrants elected to convert to an equivalent number of LCCI common shares, while holders of 138,900 warrants elected to have LCCI purchase the warrants. On March 1, 1999, LCCI received valuations from two investment banking firms. Based on the average of the values determined by the investment banking firms, LCCI paid on March 8, 1999, $3,749 to holders of 138,900 warrants who exercised their put rights. On September 21, 1999, at a previous warrantholder's request, LCCI purchased 12,000 LCCI common shares for $324, the price originally offered for the warrants.


NOTE 9 - MINORITY INTEREST



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


The Company owns an approximate 60% interest in LCCI. The Company's financial statements include 100% of the assets, liabilities and operations of LCCI. The effects of the minority interest have been reflected in the accompanying balance sheets and statements of operations. During the years ended November 30, 1998, 1999 and 2000, LCCI paid cash dividends to holders of its common stock and common stock warrants totaling $1,996, $3,498 and $3,398 respectively. As LCCI's accumulated losses and dividends had previously eliminated the minority interest, $962 and $1,253 of LCCI common stock dividends paid to minority common stockholders and to the common stock warrantholders were charged to operations during the years ended November 30, 1998 and 1999, respectively. During the year ended November 30, 2000, LCCI paid cash dividends to the minority holders of its common stock of $1,369. On December 6, 2000, LCCI paid a cash dividend to the minority holders of its common stock of $355.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of its business, the Company is involved in legal proceedings resulting from incidents taking place at casinos it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires casino owners to maintain adequate insurance coverage. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material adverse effect upon the Company's operating results during the period in which the litigation is resolved.

LCCI's original five-year gaming license was up for renewal in July 1999. On June 15, 1999, LCCI received a conditional license approval from the Louisiana Gaming Control Board (the "Louisiana Board") until completion of their investigation. On or about July 25, 2000, the Division of the Louisiana Attorney General's Office (the "Division") submitted a Report on Conditional License Renewal of LCCI, in which the Division and the Louisiana State Police outlined three conditions on the license renewal of LCCI. The first condition involved LCCI minority shareholder Jerry Bayles. The Division recommended that in order to renew the license of LCCI, that Mr. Bayles have no more direct day to day involvement in the management or operations of Casino Rouge than he currently maintained. The second condition related to CRC officer Robert Sturges. The division suggested in the report that LCCI's license also be conditioned upon the status quo relating to Mr. Sturges' day to day management and operation of Casino Rouge. Finally, the report addressed, among other things, Capital Lake Properties, Inc. ("CLP"), the landlord of the leased property where Casino Rouge is located, which currently receives rent based upon 1.25% of gross cash revenue, as defined. The Division's report contained a proposed condition on the license renewal of LCCI, that CLP submit itself to a suitability investigation. The report has not been formally acted upon by the Louisiana Board. Attorneys for the Louisiana Board have indicated that the Louisiana Board will decide the issue of renewal of LCCI's license, and any potential conditions, along with the decision to allow the transfer of LCCI's common stock to Penn. On or about November 29, 2000, LCCI filed suit against CLP for declaratory judgement in the 19th Judicial District Court of Louisiana seeking a determination whether CLP, as a matter of law, must submit to a suitability investigation and what, if any obligations CLP has under the lease agreement, to submit to suitability. It is expected that the litigation will, when complete, decide whether the Louisiana Board


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


will condition LCCI's license on the suitability of CLP. It is not expected that the conditions relating to the day to day involvement of Mr. Bayles or Mr. Sturges will be challenged by LCCI.

In connection with LCCI's renewal application, each of LCCI's officers, directors, managers, principal shareholders, including the Company and its officers and directors and key gaming employees, will be subject to strict scrutiny and full suitability investigations and approval by the Louisiana Board. The factors the Louisiana Board has stated it will consider, among others, in order to renew LCCI's license, include LCCI's compliance with all the requirements of the Louisiana Riverboat Economic Development and Gaming Control Act, the approval of various systems and procedures, the demonstration of good character (including an examination of criminal and civil records) and methods of business practice. It is not possible to predict when the Louisiana Board will complete its investigation, and no time line frame such completion has been given.

Gaming licenses in Ontario are issued for four-year terms. CHC Canada's original gaming license is up for renewal in July 2000. CHC Canada has filed its renewal application and paid its annual renewal fee and its license is deemed to continue to July 2001 pending completion of the relicensing investigation. CHC Canada and its officers, directors, managers, principal shareholders, including the Company and its officers and directors and key gaming employees, will be subject to strict scrutiny and full suitability investigations and approval by the Ontario Alcohol and Gaming Commission in connection with CHC Canada's renewal application.

LCCI and CHC Canada believe they will be successful in receiving renewals of the licenses, but no assurance can be given as to whether or when the licenses will be renewed, or extent of any restrictions that may be imposed as conditions thereof. The loss, suspension or failure to obtain renewals of the licenses subject to burdensome conditions, would have a material adverse effect on the Company.

Pursuant to the agreement to manage the Casino Rama complex, dated March 18, 1996, as amended (the "Agreement"), CHC Canada will receive during the first three years from the opening date, July 31, 1996, a management fee, subject to certain limitations, of 2.75% of gross revenues plus 5.0% of net operating margin (as such terms are defined in the Agreement) and, subsequent to year three, an operator's fee of 2.0% of gross revenues plus 5.0% of net operating margin. The term of the Agreement, which is 15 years from the opening date, consisting of an original 10 year term and a five year renewal, requires CHC Canada to loan Casino Rama, Inc. $25,000 (see Note 2) and, under certain circumstances additional amounts to fund Casino Rama operating deficits, if any. The performance and obligations of CHC Canada under the Agreement are guaranteed by CRC.

In November 1993, LCCI was involved in a dispute regarding consulting services. Although a formal demand had not been made to LCCI, management believed the dispute could lead to litigation and accrued $1,700 for the estimated cost of resolution. LCCI settled litigation related to this dispute in May 1998. Pursuant to the settlement, each party entered into mutual general releases and neither party admitted any liability in connection with the settlement. As a result of the settlement, LCCI has recognized a net reduction of $400 in management services and operating costs for the year ended November 30, 1998.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


NOTE 11 - STOCKHOLDERS' EQUITY

CRC has an Employee Stock Option Plan (the "Plan") which provides for the grant to employees of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and nonstatutory stock options to eligible employees (including officers and directors) and non-employee directors. A total of 1,700,000 shares of common stock have been reserved for issuance under the Plan. In conjunction with the Patriot Merger, CHC's options were cancelled and CRC granted new options which retained the term and vesting attributes of the CHC options.

The table below summarizes the status of the CRC's Plan as of November 30, 1998, 1999 and 2000 and changes for the years then ended as follows:

                                                  1998                              1999                      2000
                                       ----------------------------   ----------------------------  -------------------------
                                       SHARES      WEIGHTED-AVERAGE    SHARES     WEIGHTED-AVERAGE  SHARES   WEIGHTED-AVERAGE
OPTIONS                                             EXERCISE PRICE                 EXERCISE PRICE             EXERCISE PRICE
-------                                ---------    --------------    ----------  ----------------  -------------------------

Outstanding at beginning of year              --    $       --        1,387,071    $   2.36         1,372,421      $  2.35
Granted                                1,387,071             2.36            --       --                 --          --
Exercised                                     --                        (14,150)       3.43              --          --
Forfeited                                     --                           (500)       3.43           (10,616)        3.43
                                       ---------                      ---------
Outstanding at end of year             1,387,071             2.36     1,372,421        2.35         1,361,805         2.34
                                       =========                      =========                     =========

Options excercisable at year-end         933,315             2.16     1,203,439        2.20         1,255,211         2.25

Weighted-average fair value of
   options granted during the year        $ 2.08                       $   --                         $  --

The following table summarizes information about options outstanding at November 30, 2000:


                              OPTIONS OUTSTANDING                        OPTIONS EXCERCISABLE
                 -------------------------------------------------  -----------------------------
                               WEIGHTED-AVERAGE
  RANGE OF         NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER    WEIGHTED-AVERAGE
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE   EXCERCISABLE  EXERCISE PRICE
---------------  -----------   ----------------    --------------   ------------  --------------

    $1.93           988,052        4.0 years            $1.93           988,052        $1.93
    $3.43           373,753        5.7                   3.43           267,159         3.43
                  ---------                                           ---------
                  1,361,805        4.5                   2.34         1,255,211         2.25
                  =========                                           =========

All options issued were granted at fair market value on the original date of grant, generally have a term of 10 years, and generally become exercisable with respect to 20% of the covered shares commencing one year after grant, and are generally exercisable with respect to an additional 20% of the covered shares after each additional year until fully exercisable.

The fair value of each option grant was estimated on the date of the grant using the minimum value method with the following assumptions: risk-free interest rate of 7.5%, no dividend yield, expected lives of 10 years and no volatility.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


The Company applies Accounting Principles Board No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's pro forma net income would have been $9,519, $6,805 and $6,869 for the years ended November 30, 1998, 1999 and 2000, respectively.

On June 30, 1998, CRC settled a liability assumed as part of the Patriot Merger by issuing to an executive officer 121,289 shares of CRC common stock. The stock grant vested immediately.


NOTE 12 - RELATED PARTY TRANSACTIONS

CRC and Carnival Corporation entered into a trademark license agreement providing for the Company's use of the "Carnival" trademark so that the Company may conduct business as "Carnival Resorts and Casinos." Fees due under the agreement are the greater of $100 or 1% of the Company's revenues, as defined. The trademark license fees for the years ended November 30, 1998, 1999 and 2000 were $518, $649 and $679 respectively.

The Company provides accounting services, at cost, to certain entities owned and controlled by certain of its officers. The entities are obligated to reimburse the Company for such services provided. The cost of such services were $154, $46 and $85 for the years ended November 30, 1998, 1999 and 2000, respectively, and the balance due the Company was $200 and $285 as of November 30, 1999 and 2000, respectively.

                           ****************************


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                              FINANCIAL STATEMENTS
                                FEBRUARY 28, 2001

                                    CONTENTS

Balance Sheets - November 30, 2000 and February 28, 2001 (unaudited)

Statements of Operations - Three Month Periods Ended February 29, 2000 (unaudited) and February 28, 2001 (unaudited)

Statement of Changes in Stockholders' Equity - Three Month Period Ended February 28, 2001 (unaudited)

Statements of Cash Flows - Three Month Periods Ended February 28, 2000 (unaudited) and February 28, 2001 (unaudited)

Notes to Financial Statements

                      CRC HOLDINGS, INC. - GAMING DIVISION
                                BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            NOVEMBER 30,     FEBRUARY 28,
                                                                               2000              2001
                                                                               ----              ----
                               ASSETS                                                        (unaudited)
                               ------
Current Assets
    Cash and cash equivalents                                                $  27,395        $  26,134
    Trade accounts receivable, net of allowances for doubtful accounts
       of $357 and $390 at 2000 and 2001, respectively                           9,100            6,143
    Receivables                                                                  5,937            4,375
    Deferred income tax                                                            976              730
    Other current assets                                                         1,278            1,725
                                                                             ----------       ----------
       Total current assets                                                     44,686           39,107
Property and equipment, net                                                     43,049           43,860
Goodwill, net                                                                    3,366            3,341
Other assets                                                                     2,946            2,622
                                                                             ----------       ----------
    Total Assets                                                             $  94,047        $  88,930
                                                                             ==========       ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                                         $   2,314        $   4,117
    Due to affiliates and officers                                                 163              172
    Accrued expenses                                                            17,054           10,155
    Deferred compensation plan liability                                         1,123              218
    Current portion of long-term debt                                            5,949            4,376
                                                                             ----------       ----------
       Total current liabilities                                                26,603           19,038
Long-term debt                                                                  53,000           53,000
Deferred income tax                                                              4,974            5,052
Other liabilities                                                                  157              143
                                                                             ----------       ----------
    Total liabilities                                                           84,734           77,233
                                                                             ----------       ----------
Commitments and contingencies (Note 4)
Minority interest                                                                1,690            2,417
Stockholders' Equity
    Common stock, $.005 par value; 20,000 shares
       authorized; 10,742 shares issued and outstanding                             54               54
    Additional paid-in capital                                                   1,434              821
    Retained earnings                                                            6,186            8,452
    Cumulative translation adjustment                                              (51)             (47)
                                                                             ----------       ----------
    Total stockholders' equity                                                   7,623            9,280
                                                                             ----------       ----------
    Total liabilities and stockholders' equity                               $  94,047        $  88,930
                                                                             ==========       ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                   THREE MONTHS ENDED
                                                    FEBRUARY 28/29
                                                      2000       2001
                                                      ----       ----
Revenues
   Casino                                         $ 22,871    $ 24,284
   Food and beverage                                 2,102       1,756
   Management service fees                           3,419       2,371
   Less: promotional allowances                     (1,569)     (1,328)
                                                  ---------  ----------
Net revenues                                        26,823      27,083

Operating Expenses
   Casino                                           10,241      11,156
   Food and beverage                                   339         253
   Management service and operating costs            8,432       7,105
   Depreciation and amortization                     1,478       1,221
                                                  ---------  ----------
     Total operating expenses                       20,490      19,735
                                                  ---------  ----------
   Income from operations                            6,333       7,348

Other Income (Expenses)
   Interest income                                     422         370
   Interest expense                                 (1,876)     (1,670)
   Foreign currency losses                             (48)        (48)
   Other expense                                        --        (268)
                                                  ---------  ----------
     Total other (expense)                          (1,502)     (1,616)
                                                  ---------  ----------

Income before provision for income taxes
   and minority interest                             4,831       5,732
Provision for income taxes                           1,958       2,384
                                                  ---------  ----------
Income before minority interest                      2,873       3,348
Minority interest                                      815       1,082
                                                  ---------  ----------
Net income                                         $ 2,058     $ 2,266
                                                  =========  ==========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      THREE MONTHS ENDED FEBRUARY 28, 2001
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                            Common Stock     Additional           Cumulative    Total
                                          ----------------    Paid-In   Retained Translation  Stockholders'
                                          Shares    Amount    Capital   Earnings  Adjustment   Equity
                                          ------    ------    -------   --------  ----------   ------

Balance, November 30, 2000                 10,742   $    54   $ 1,434    $ 6,186   $   (51)   $ 7,623

Net change in
hospitality division
   intercompany account                        --        --      (613)        --        --       (613)

Net income                                     --        --        --      2,266        --      2,266

Other comprehensive income:

Foreign currency translation adjustment        --        --        --         --         4          4
                                                                                              -------
Comprehensive income                                                                            2,270
                                          -------   -------   -------    -------   -------    -------

BALANCE, FEBRUARY 28, 2001                 10,742   $    54   $   821    $ 8,452   $   (47)   $ 9,280
                                          =======   =======   =======    =======   =======    =======


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                      CRC HOLDINGS, INC. - GAMING DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                      THREE MONTHS ENDED
                                                                                       FEBRUARY 28/29,
                                                                                      2000         2001
                                                                                      ----         ----
Cash flows from operating activities:
Net income                                                                          $  2,058    $  2,266
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for doubtful accounts                                                      30          32
     Depreciation and amortization                                                     1,478       1,221
     Amortization of deferred charges                                                    145         110
     Foreign currency losses                                                              48          48
     Deferred income taxes                                                               160         256
     Operating costs (Note 1)                                                             --        (623)
     Minority interest                                                                   815       1,082
Changes in assets and liabilities:
     (Increase) decrease in:
         Trade accounts receivable                                                     2,500       2,894
         Other assets                                                                    521        (468)
     Increase (decrease) in:
         Accounts payable                                                                856       1,803
         Accrued expenses                                                             (6,355)     (6,857)
         Deferred compensation plan liability                                             74          18
         Other liabilities                                                               (89)         22
                                                                                    --------    --------
Net cash provided by operating activities                                              2,241       1,804
                                                                                    --------    --------
Cash flows from investing activities:
     Receipts from project loans and advances                                          3,067       1,562
     Capital expenditures                                                             (1,555)     (2,006)
                                                                                    --------    --------
Net cash flows provided (used) by investing activities                                 1,512        (444)
                                                                                    --------    --------
Cash flows from financing activities:
     Decrease in due to affiliates                                                       (47)        (83)
     Payments of debt and other deferred charges                                      (1,587)     (1,570)
     Common stock dividends of subsidiary                                               (214)       (355)
     Net change in hospitality division intercompany account                          (2,855)       (613)
                                                                                    --------    --------
Net cash flows used by financing activities                                           (4,703)     (2,621)
                                                                                    --------    --------
Net decrease in cash and cash equivalents                                               (950)     (1,261)
Cash and cash equivalents at beginning of period                                      22,395      27,395
                                                                                    --------    --------
Cash and cash equivalents at end of period                                          $ 21,445    $ 26,134
                                                                                    ========    ========

Supplemental disclosure of cash flow information:
     Cash paid during the period for interest                                       $  3,525    $  3,281
     Cash paid during the period for income taxes                                   $     30    $     10


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                           (dollars in thousands)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

CRC Holdings, Inc. ("CRC"), d/b/a Carnival Resorts & Casinos, owns, operates and develops casino properties (for purposes hereof, the "CRC Gaming Division" or the "Company") and develops and manages hotel and resort properties. The CRC Gaming Division consists principally of an approximate 60% interest in Louisiana Casino Cruises, Inc. ("LCCI"), which owns the Casino Rouge, a riverboat casino based in Baton Rouge, Louisiana, and through a wholly owned subsidiary, CHC Casinos Canada Limited ("CHC Canada"), the operations of Casino Rama located north of Toronto, Canada, on behalf of the Chippewas of Rama First Nation and the Ontario Lottery and Gaming Corporation. These financial statements depict the financial condition and results of operations of the CRC Gaming Division as of and for the periods presented.

Pursuant to the Agreement and Plan of Merger among CRC, Penn National Gaming, Inc. ("Penn"), Casino Holdings, Inc. ("Casino Holdings"), a wholly-owned subsidiary of Penn and certain shareholders of CRC, dated July 31, 2000 (the "Merger Agreement"), subject to appropriate approvals and certain conditions including financing, CRC has agreed to (i) distribute its hospitality division and certain other assets and liabilities to the stockholders of CRC, (ii) distribute its net after-tax income, as defined, less certain adjustments for the period from the date of the Merger Agreement through the closing date of the Merger Agreement to the stockholders of CRC, and (iii) immediately subsequent to the distributions, merge the CRC Gaming Division with and into Casino Holdings. In addition, pursuant to a Stock Purchase Agreement among certain minority stockholders of a 40% interest in LCCI (the "LCCI Minority Stockholders") and Penn dated July 31, 2000 (the "Stock Purchase Agreement"), the LCCI Minority Stockholders, subject to closing of the Merger Agreement, appropriate approvals and certain conditions, have agreed to sell their 40% interest in LCCI to Penn. The Merger Agreement and Stock Purchase Agreement provide the foregoing transactions shall be consummated on or before October 31, 2001 although there can be no assurance to that effect. Financing and regulatory approvals from the Louisiana Gaming Control Board (the "Board") and the Alcohol and Gaming Commission of Ontario have been obtained while consent from the Chippewas of Rama First Nation has been withheld. CRC and Penn are pursuing all options available to obtain this consent although there can be no assurances that this consent will be obtained (Note 6).

The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CRC's consolidated financial statements prior to the transaction contemplated by the Merger Agreement and the Stock Purchase Agreement, except for all the assets, liabilities (including contingent liabilities), revenues and expenses of the hospitality division of CRC and its respective subsidiaries. Consequently, these financial statements include certain balances and allocations for assets and liabilities and corresponding income and expense items related to the Company that were previously included in CRC's consolidated financial statements. In accordance with Securities and Exchange

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                           (dollars in thousands)


Commission Staff Accounting Bulletin No. 55, these financial statements exclude certain corporate expenses incurred by CRC on the hospitality division's behalf. All significant intercompany balances and transactions within the CRC Gaming Division have been eliminated. Investments in less than majority-owned gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

INTERIM UNAUDITED INFORMATION

The accompanying financial statements as of February 28, 2001 and for the three month periods ended February 29, 2000 and February 28, 2001 are unaudited and do not include all information and footnotes necessary for the presentation of financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States of America. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of February 28, 2001, and the results of its operations and its cash flows for the three month periods ended February 29, 2000 and February 28, 2001. Operating results for the three month periods ended February 29, 2000 and February 28, 2001 are not necessarily indicative of the results that may be expected for a full year.

PROMOTIONAL ALLOWANCES

The estimated direct costs of providing promotional allowances for food and beverage and other items have been classified as casino operating expenses and totaled $885 and $810 for the three month periods ended February 29, 2000, and February 28, 2001, respectively.

MANAGEMENT SERVICE AND OPERATING COSTS

During the three month period ended February 28, 2001, the Company and certain officers renegotiated the deferred compensation arrangements, resulting in a $923 reduction in the Company's deferred compensation obligations. In addition, $300 in receivables from certain officers relating to accounting services performed by the Company on certain officers' behalf were forgiven. These amounts have been recorded as adjustments to management service and operating costs.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS"), No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and is, as amended, effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company's adoption of SFAS No. 133 in the quarter ended February 28, 2001 had no effect on its financial condition, results of operations or cash flows.

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                           (dollars in thousands)


NOTE 2 - LONG TERM DEBT

Pursuant to the indenture, dated as of January 27, 1999, between LCCI and U.S. Bank Trust National Association, as Trustee (the "1999 Indenture"), LCCI issued in a private placement, $55,000 of its 11% Senior Secured Notes (the "1999 Notes"), due December 1, 2005, in an offering under Rule 144A under the Securities act of 1933, with interest due semi-annually beginning June 1, 1999. LCCI exchanged the privately issued 1999 Notes in May 1999 for $55,000 in aggregate principal of new, publicly tradable 1999 Notes. The new 1999 Notes are identical in all material respects to the privately issued 1999 Notes, other than certain provisions relating to registration rights and related liquidated damages. LCCI used the proceeds to redeem $50,000 of LCCI's Senior Secured Increasing Rate Notes, due December 1, 2001, and for general corporate purposes. On May 28, 1999, LCCI repurchased $2,000 of the 1999 Notes at a cost of $2, 010 plus accrued interest. On March 5, 2001, LCCI cancelled the repurchased 1999 Notes.

The 1999 Notes are collaterialized by substantially all of LCCI's assets, other than certain identified excluded assets. The 1999 Indenture includes certain convenants which limit the ability of LCCI and its restricted subsidiaries, (as defined in the 1999 Indenture) subject to certain exceptions, to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, repurchase capital stock or other equity interest or subordinated indebtedness; (iii) enter into certain transactions with affiliates; (iv) create certain liens or sell certain assets; and (v) enter into certain mergers and consolidations.

Under the terms of the 1999 Indenture, after December 1, 2001, LCCI may, at its option, redeem all or some of the 1999 Notes at a premium that will decrease over time from 105.5% to 100% of their face amount, plus accrued but unpaid interest. Prior to December 1, 2001, if LCCI publicly offers certain equity securities LCCI may, at its option apply certain of the net proceeds from those transactions to the redemption of up to one-third of the principal amount of the notes at 111% of their face amount, plus interest. If LCCI goes through a change in control (which for these purposes would include the proposed transactions involving CRC, LCCI and Penn), it must give holders of the notes the opportunity to sell their notes to LCCI at 101% of their face amount, plus interest.

On February 20, 2001, Penn commenced a cash tender offer to purchase all of the 1999 Notes, and a related consent solicitation to eliminate certain restrictive convenants and related provisions in the 1999 Indenture pursuant to which the 1999 Notes were issues. On March 6, 2001, Penn announced that all of the holders of the 1999 Notes had tendered Notes and delivered consents in connection with Penn's tender offer and consent solicitation. The tender offer and the effectiveness of the related amendments to the indenture are conditioned upon, among other things, consummation of Penn of its acquisition of CRC and LCCI. The principal purpose of the tender offer is to permit Penn to acquire all of the outstanding 1999 Notes in connection with Penn's acquisition of CRC and LCCI.

The total consideration payable pursuant to the tender offer and consent solicitation will be calculated using a fixed spread of 50 basis points over the bid side yield on the 5 5/8% U.S. Treasury Note due November 30, 2002, on the second business day immediately preceding the expiration date which has been extended to April 27, 2001. The total consideration includes a consent fee of $30 per $1,000 principal amount of the 1999 Notes. Under the terms of the tender offer and consent solicitation, holders may not deliver consents without also tendering their 1999 Notes (Note 6).

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                           (dollars in thousands)


NOTE 3 - GAMING TAX INCREASE

On March 22, 2001, the Louisiana Legislature passed a riverboat gaming tax increase. The increase raised the riverboat gaming tax beginning April 1, 2001, on the nine riverboat casinos in southern Louisiana from 18.5% to 21.5%. In return, these riverboats are no longer required to cruise when weather and water conditions allow for safe cruising. For the five riverboat casinos in northern Louisiana, the riverboat gaming tax increase is being phased in over a 25-month period. Effective April 1, 2001, their riverboat gaming tax rate is 19.5%, followed by an annual increase of 1% on April 1, 2002 and 2003. These boats are currently allowed to remain dockside due to low water levels at their locations.

NOTE 4 - MINORITY INTEREST

The Company owns an approximate 60% interest in LCCI. The Company's financial statements include 100% of the assets, liabilities and operations of LCCI. The effects of the minority interest have been reflected in the accompanying balance sheets and statements of operations. During the three-month periods ended February 29, 2000 and February 28, 2001, LCCI paid a cash dividend to the minority holders of its common stock of $214 and $355, respectively. On March 5, 2001, LCCI paid a cash dividend to the minority holders of its common stock of $521.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of its business, the Company is involved in legal proceedings including but not limited to proceedings resulting from incidents taking place at casinos it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires casino owners to maintain adequate insurance coverage. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material adverse effect upon the Company's operating results during the period in which the litigation is resolved.

LCCI's original five-year gaming license for the Casino Rouge was up for renewal in July 1999. On June 15, 1999, LCCI received conditional license approval from the Board until the completion of their investigation. On March 29, 2001, the Board approved relicensing of LCCI through July 18, 2005, with two conditions. The first condition relates to CRC Gaming Division officer Robert Sturges. The Board stipulated that Mr. Sturges shall not participate in the day-to-day management and operation of LCCI until the Board has a hearing as to whether this condition can be rescinded. LCCI has advised the Board that it will abide by the results of the hearing. The second condition relates to Capitol Lake Properties, Inc. ("CLP"), the landlord of the leased property where Casino Rouge is located. The Board stipulated that the Company shall use good faith efforts to require CLP to comply with all suitability requirements of the Board and the Division of the Louisiana Attorney General's Office. Additionally, the Board required that if a final judgement by a Louisiana court determines that it would not be a default under LCCI's lease with CLP, LCCI shall deposit rental payments and other sums due CLP into escrow or the registry of the court until further order of the court or the Board. CLP, which previously objected to submitting to a suitability investigation by the Board, caused LCCI, on or about November

                    CRC HOLDINGS, INC. - GAMING DIVISION
                        NOTES TO FINANCIAL STATEMENTS
                           (dollars in thousands)


29, 2000, to file suit in the 19th Judicial District Court of Louisiana against CLP. In its action, LCCI seeks a declaratory judgment that CLP must, as a matter of law, submit to a suitability investigation by the Board, and a declaration of what, if any, obligations CLP has under its lease with LCCI to submit to such a suitability investigation. LCCI intends to prosecute the action vigorously, but it is not possible to determine the outcome of the litigation at this time.

Gaming licenses in Ontario are issued for four-year terms. CHC Canada's original gaming license is up for renewal in July 2000. CHC Canada has filed its renewal application and paid its annual renewal fee and its license is deemed to continue to July 2001 pending completion of the re-licensing investigation. CHC Canada and its officers, directors, managers, principal shareholders, including the Company and its officers and directors and key gaming employees, will be subject to strict scrutiny and full suitability investigations and approval by the Ontario Alcohol and Gaming Commission in connection with CHC Canada's renewal application.

CHC Canada believes it will be successful in receiving renewal of its license, but no assurance can be given as to whether or when the license will be renewed, or extent of any restrictions that may be imposed as conditions thereof. The loss, suspension or failure to obtain renewal of the license subject to burdensome conditions, would have a material adverse effect on the Company.

NOTE 6 - SUBSEQUENT EVENTS

On April 24, 2001, consent of the Chippewas of Rama First Nation for Penn's acquisition of CRC was obtained. On April 27, 2001, Penn completed its acquisition of CRC pursuant to the Merger Agreement and repaid the 1999 Notes.


                           ****************************

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On April 27, 2001, Penn National Gaming, Inc. (the "Company" or "PNGI") completed its acquisitions of: (i) CRC Holdings, Inc. and (ii) the minority interest in Louisiana Casino Cruises, Inc. ("LCCI") not owned by CRC (together, "CRC"). The transactions were accounted for as purchases. As a result, the net assets of CRC were recorded at their fair value with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill. The total purchase price for the acquisitions was approximately $181.3 million, including the repayment of certain existing debt at CRC and its subsidiaries. The purchase price of the acquisitions was funded by the proceeds of the Company's offering of $200 million of its senior subordinated notes, which was completed in March 2001.

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 has been prepared giving effect to the acquisition of CRC, the acquisition of the net assets of the Casino Magic Bay St. Louis and Boomtown Biloxi casinos (together, the "Mississippi Properties"), the offering of the Company's $200 million senior subordinated notes and the tender offer to purchase all of the LCCI 11% senior secured notes as if they occurred on January 1, 2000.

The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 2001 has been prepared giving effect to the acquisition of CRC, the offering of the Company's $200 million senior subordinated notes and the tender offer of the LCCI 11% senior secured notes as if they occurred on January 1, 2001.

The following unaudited pro forma consolidated balance sheet has been prepared as if the acquisition of CRC and the tender offer of the LCCI 11% senior secured notes occurred on March 31, 2001.

The unaudited pro forma consolidated financial information should be read in conjunction with the notes hereto and the following:

o The Company's historical consolidated financial statements and notes thereto for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-K.

o The Company's historical consolidated financial statements and notes thereto for the three months ended March 31, 2001 included in the Company's Quarterly Report on Form 10-Q.

o The historical financial statements and notes thereto of CRC Holdings, Inc.-Gaming Division included elsewhere in this Form 8-K.

                   PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               PNGI and                  Mississippi     CRC Holdings      CRC          Pro Forma
                                             Subsidiaries  Mississippi    Pro Forma      Inc. - Gaming  Pro Forma      as Adjusted
                                              as reported  Properties    Adjustments       Division    Adjustments         for
                                                  (1)         (2)           (3)              (4a)          (5)         Acquisitions
------------------------------------------------------------------------------------------------------------------------------------
REVENUES
  Gaming                                      $ 159,589      $ 84,840   $      --          $  89,564   $     --           $ 333,993
  Racing                                        113,230         --             --              --            --             113,230
  Management service fees                         --            --             --             13,218         --              13,218
  Other                                          21,304        12,362          --              1,990         --              35,656
                                              --------------------------------------------------------------------------------------

TOTAL REVENUES                                  294,123        97,202          --            104,772         --             496,097
                                              --------------------------------------------------------------------------------------

OPERATING EXPENSES
  Gaming                                         94,087        47,516          --             41,991         --             183,594
  Racing                                         77,063         --             --              --            --              77,063
  Other operating expenses                       18,776         9,961          --              1,150         --              29,887
  General and administrative                     44,716        17,104          --             33,298        (2,477) (a)      92,641
  Depreciation and amortization                  13,594         5,070          1,078  (a)      5,000         6,898  (b)      31,640
                                              --------------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                        248,236        79,651          1,078          81,439         4,421          414,825
                                              --------------------------------------------------------------------------------------

INCOME FROM OPERATIONS                           45,887        17,551         (1,078)         23,333        (4,421)          81,272

OTHER INCOME (EXPENSES)
  Interest income                                 1,875             3          --              1,695         --               3,573
  Interest expense                              (19,089)          (93)        (8,898) (b)     (7,213)      (15,037) (c)     (50,330)
  Foreign currency (losses)                       --            --             --               (111)        --                (111)
  Other income (expense), net                        39          (301)         --               (525)          534  (f)        (253)
                                              --------------------------------------------------------------------------------------

TOTAL OTHER (EXPENSES), net                     (17,175)         (391)        (8,898)         (6,154)      (14,503)         (47,121)
                                              --------------------------------------------------------------------------------------

INCOME BEFORE TAXES AND MINORITY                 28,712        17,160         (9,976)         17,179       (18,924)          34,151
INTEREST INCOME TAX EXPENSE (BENEFIT)            10,137         3,946          2,793  (c)      7,105       (10,370) (d)      13,611
                                              --------------------------------------------------------------------------------------

INCOME BEFORE MINORITY INTEREST                  18,575        13,214        (12,769)         10,074        (8,554)          20,540
MINORITY INTEREST                                 --            --             --              3,084        (3,084) (e)       --
                                              --------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS             $  18,575      $ 13,214   $    (12,769)      $   6,990   $    (5,470)       $  20,540
                                              ======================================================================================

INCOME PER COMMON SHARE FROM CONTINUING
OPERATIONS
  Basic                                           $1.24                                                                       $1.37
  Diluted                                          1.20                                                                        1.33
                                              =========                                                                    ========

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
  Basic                                          14,968                                                                       14,968
  Diluted                                        15,443                                                                       15,443
                                              =========                                                                    =========

                 PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      PNGI and    CRC Holdings      CRC               Pro Forma
                                    Subsidiaries  Inc. - Gaming   Pro Forma          as Adjusted
                                    as reported    Division      Adjustments           for CRC
                                         (1)         (4b)           (5)              Acquisition
-------------------------------------------------------------------------------------------------
REVENUES
  Gaming                              $   70,609    $ 24,284         --              $   94,893
  Racing                                  27,123       --            --                  27,123
  Management service fees                  --          2,371         --                   2,371
  Other                                    8,497         428         --                   8,925
                                      ----------------------------------------------------------

TOTAL REVENUES                           106,229      27,083         --                 133,312
                                      ----------------------------------------------------------

OPERATING EXPENSES
  Gaming                                  39,069      11,156         --                  50,225
  Racing                                  18,474       --            --                  18,474
  Other operating expenses                 7,228         253         --                   7,481
  General and administrative              19,145       7,105          (350)  (a)         25,900
  Depreciation and amortization            6,935       1,221         1,756   (b)          9,912
                                      ----------------------------------------------------------

TOTAL OPERATING EXPENSES                  90,851      19,735         1,406              111,992
                                      ----------------------------------------------------------

INCOME FROM OPERATIONS                    15,378       7,348        (1,406)              21,320

OTHER INCOME (EXPENSES)
  Interest income                          1,006         370         --                   1,376
  Interest expense                        (8,598)     (1,670)       (1,788)  (c)        (12,056)
  Foreign currency (losses)                --            (48)        --                     (48)
  Other income (expense), net               (559)       (268)          268   (f)           (559)
                                      ----------------------------------------------------------

TOTAL OTHER (EXPENSES), net               (8,151)     (1,616)       (1,520)             (11,287)
                                      ----------------------------------------------------------

INCOME BEFORE TAXES AND
MINORITY INTEREST                          7,227       5,732        (2,926)              10,033

INCOME TAX EXPENSE (BENEFIT)               2,611       2,384        (1,024)  (d)          3,971
                                      ----------------------------------------------------------

INCOME BEFORE MINORITY
INTEREST                                   4,616       3,348        (1,902)               6,062

MINORITY INTEREST                          --          1,082        (1,082)  (e)          --
                                      ----------------------------------------------------------

INCOME FROM CONTINUING
OPERATIONS                            $    4,616    $  2,266      $   (820)          $    6,062
                                      ==========================================================

INCOME PER COMMON SHARE FROM
  CONTINUING OPERATIONS
    Basic                                   $.31                                           $.40
    Diluted                                  .30                                            .39
                                      ==========                                     ==========

WEIGHTED-AVERAGE COMMON SHARES

  OUTSTANDING
    Basic                                 15,044                                         15,044
    Diluted                               15,524                                         15,524
                                      ==========                                     ==========

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

The following notes describe the column headings in the pro forma consolidated statements of operations and the pro forma adjustments that have been made to these statements:

(1)   (a)   Reflects the audited consolidated historical statement of operations of PNGI for the year ended December 31, 2000.

      (b) Reflects the unaudited consolidated historical statement of operations of PNGI for the three months ended March 31, 2001.

(2) Represents the combined historical statements of operations for the Mississippi Properties for the period from January 1, 2000 through August 7, 2000. The Company acquired the Mississippi Properties on August 8, 2000 and accounted for the acquisitions by the purchase method of accounting. As a result, the operating results of the combined statements for the period August 8, 2000 through December 31, 2000 are included in the operating results of the Company.

(3)   (a)   Reflects the following pro forma adjustments to the operating results as a result of the acquisition of the Mississippi properties:


                                                                              Year ended
                                                                             December 31,
                                                                                 2000
                                                                             --------------
             Net (decrease) in expense resulting from the depreciation of
               $139,400 of property using lives ranging from 5 to 39 years   $     (243)

             Amortization of goodwill of $56,800 using a life of 40 years           856

             Net increase in expense resulting from the amortization of
               $10,200 in deferred financing costs over the six-year term of the notes payable under the Company's $350,000 senior
               secured credit facility                                              465
                                                                                -------

                                                                                 $1,078
                                                                                =======

      (b) Net increase in interest expense resulting from the $350,000 senior secured credit facility entered into in August 2000. The proceeds of the credit facility were used to finance the Mississippi acquisitions and to pay off other long-term debt.

      (c) Reflects the income tax adjustments associated with the pro forma adjustments described above and pro forma entry necessary to adjust for Boomtown Biloxi becoming a consolidated tax payor with PNGI upon consummation of the Mississippi acquisition.

(4)   (a)   Reflects the audited historical results of operations of CRC
            Holdings, Inc. - Gaming Division for the year ended November 30,
            2000.

      (b) Reflects the unaudited historical results of operations of CRC Holdings, Inc. - Gaming Division for the three months ended February 28, 2001.

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

(5)   Reflects pro forma adjustments relating to the CRC acquisition as follows:

      (a)   Adjustments to reflect the following eliminations:


                                                                                    Three
                                                              Year                 months
                                                             ended                  ended
                                                          December 31,            March 31,
                                                              2000                  2001
                                                          ----------------------------------

             Management fees                                $      (599)           $    (178)
             Royalty fees                                          (678)                (172)
             Management bonus                                    (1,000)               --
             Other charges                                         (200)               --
                                                            --------------------------------

                                                            $    (2,477)           $    (350)
                                                            ================================


      (b)   Adjustments to reflect the acquisition of CRC:

                                                                                    Three
                                                              Year                 months
                                                             ended                  ended
                                                          December 31,            March 31,
                                                              2000                  2001
                                                          ----------------------------------
             Net (decrease) in expense resulting from
               the depreciation of $97,000 of property
               using lives ranging from 5 to 39 years         $    (150)           $      (9)

             Amortization of goodwill of $82,100 using
               a life of 40 years, net of historical
               amortization related to $3,300 of
               existing goodwill of CRC                           1,953                  491

             Amortization of the fair value of a
               management contract of $43,000
               over its 10 1/2-year term                          4,095                1,024

             Increase in expense resulting from the
               amortization of $7,000 in deferred
               financing costs related to the issuance
               of the senior subordinated notes to
               be amortized over the 7-year term of the
               notes.                                             1,000                  250
                                                            --------------------------------

                                                            $     6,898            $   1,756
                                                            ================================

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

      (c) Reflects the net increase in interest expense resulting from the Company's offering of $200,000 of senior subordinated notes, the proceeds of which were used to fund the acquisition of CRC and repayment of existing debt of LCCI.

      (d) Adjustment to reflect the income tax effect associated with the pro forma adjustments other than in (e) below and to adjust for LCCI becoming a consolidated tax payor with CRC/PNGI upon consummation of the CRC acquisition.

      (e)   Adjustment to reflect elimination of minority interest in LCCI.

      (f) Adjustment to reflect elimination of legal fees and other expenses paid by CRC in connection with the acquisition.

                 PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                MARCH 31, 2001
                                (IN THOUSANDS)


                                     PNGI and    CRC Holdings     CRC                Pro Forma
                                   Subsidiaries  Inc. - Gaming  Pro Forma           as Adjusted
                                   as reported    Division     Adjustments            for CRC
                                       (1)          (2)           (3)               Acquisition
------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents         $   29,045   $  26,134   $  (15,000)   (d)      $   40,179
  Accounts receivable                    9,874       6,143        --                    16,017
  Prepaid expenses                       6,020       --            (832)   (a)(e)        5,188
  Deferred income taxes                  --            730        --                       730
  Prepaid income taxes                     442       --           --                       442
  Other current assets                   --          6,100        --                     6,100
------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                    45,381      39,107      (15,832)                68,656

PROPERTY, PLANT AND EQUIPMENT, NET     285,706      43,860       53,140    (e)         382,706


OTHER ASSETS
  Investments and advances to
    unconsolidated affiliate            14,577       --           --                    14,577
  Cash in escrow                       199,483       --        (199,483)   (a)(c)        --
  Intangible assets                     77,653       3,341      121,771    (e)         202,765
  Deferred financing costs              15,328         782         (782)   (f)          15,328
  Miscellaneous                          3,660       1,840       (1,470)   (g)           4,030
------------------------------------------------------------------------------------------------

TOTAL OTHER ASSETS                     310,701       5,963      (79,964)               236,700
------------------------------------------------------------------------------------------------

TOTAL ASSETS                        $  641,788   $  88,930   $  (42,656)            $  688,062
------------------------------------------------------------------------------------------------

                   PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2001
                                 (IN THOUSANDS)


                                     PNGI and    CRC Holdings     CRC                Pro Forma
                                   Subsidiaries  Inc. - Gaming  Pro Forma           as Adjusted
                                   as reported    Division     Adjustments            for CRC
                                       (1)          (2)           (3)               Acquisition
------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY

CURRENT LIABILITIES
  Current maturities of
    long-term debt                    $  12,327    $  4,376    $  (4,376)  (c)       $  12,327
  Accounts payable                       11,160       4,117        --                   15,277
  Due to affiliates                       --            172         (172)  (g)           --
  Purses due horsemen                     3,412       --           --                    3,412
  Uncashed pari-mutuel tickets            1,693       --           --                    1,693
  Accrued expenses                       16,746      10,155        8,054   (b)(e)       34,955
  Deferred pension plan liability         --            218        --                      218
  Customer deposits                         922       --           --                      922
  Taxes, other than income taxes          2,881       --           --                    2,881
-----------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                49,141      19,038        3,506                71,685
------------------------------------------------------------------------------------------------

LONG-TERM LIABILITIES
  Long-term debt, net of
    current maturities                  496,597      53,000      (70,361)  (d)         479,236
  Deferred income taxes                  14,530       5,052       36,868   (e)(h)       56,450
  Other liabilities                       --            143        --                      143
------------------------------------------------------------------------------------------------

TOTAL LONG-TERM LIABILITIES             511,127      58,195      (33,493)              535,829
------------------------------------------------------------------------------------------------

MINORITY INTEREST                         --          2,417       (2,417)  (g)           --

STOCKHOLDERS' EQUITY
  Common stock                              155          54          (54)  (g)             155
  Treasury stock                         (2,379)      --           --                   (2,379)
  Additional paid-in capital             39,593         821         (821)  (g)          39,593
  Retained earnings                      46,579       8,452       (9,424)  (b)(g)       45,607
  Other comprehensive income             (2,428)        (47)          47   (g)          (2,428)
------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY               81,520       9,280      (10,252)               80,548
------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                $ 641,788    $ 88,930    $ (42,656)            $ 688,062
------------------------------------------------------------------------------------------------

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                                  BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)

The following notes describe the column headings in the unaudited pro forma consolidated balance sheet and the pro forma adjustments that have been made to the unaudited pro forma consolidated balance sheet:

(1) Reflects the historical unaudited consolidated balance sheet of PNGI as of March 31, 2001.

(2) Reflects the unaudited balance sheet of CRC Holdings, Inc. - Gaming Division as of February 28, 2001.

(3)   Reflects pro forma adjustments of the CRC acquisitions as follows:


      (a)   CRC purchase price, net of cash in escrow of $5,183                 $   123,117
            Acquisition fees and other charges                                        1,242
                                                                                -----------

            Cash paid at settlement to acquire CRC                              $   124,359
                                                                                ===========

      (b)   LCCI 11% senior secured notes                                       $    53,000
            Tender premium                                                            7,786
            Interest expense through settlement date                                  2,418
                                                                                -----------

            Cash paid at settlement to complete tender offer                    $    63,204
                                                                                ===========


      Total interest accrued at February 28, 2001 amounted to $1,446. Interest expense charged to operations from the period March 1, 2001 through the date of settlement amounted to $972.

      (c)   Cash paid at settlement was as follows:
              Acquisition of CRC                                                $   124,359
              Tender offer on LCCI 11% senior secured notes                          63,204
              Payment of other debt of CRC                                            4,376
                                                                                -----------

            Total cash paid                                                         191,939

            Total cash in escrow                                                   (194,300)
                                                                                -----------

            Net decrease in borrowings under senior secured credit facility     $    (2,361)
                                                                                ===========

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                                  BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

      (d)   The pro forma activity for long-term debt is as follows:


                                            Senior                        CRC
                                            Secured                    Senior
                                            Credit      Subordinated  Secured
                                            Facility          Notes     Notes        Total
------------------------------------------------------------------------------------------

            As reported                   $  308,924     $  200,000  $  --       $  508,924
            Acquisition of CRC                 --             --       53,000       53,000
            Payment of LCCI notes              --             --      (53,000)     (53,000)
            Net decrease in borrowings        (2,361)         --        --          (2,361)
            Debt payments using CRC cash     (15,000)         --        --         (15,000)
                                          ------------------------------------------------

            Total pro forma debt          $  291,563     $  200,000  $  --       $ 491,563
                                          ================================================

      (e)   Pro forma purchase price allocation:
              CRC acquisition consideration                                      $ 128,300
              Tender offer premium on LCCI 11% senior secured notes                  7,786
              Accrued liabilities in connection with acquisitions                    9,500
              Acquisition fees and costs                                             2,074
                                                                                 ---------

            Pro forma purchase price                                             $ 147,660
                                                                                 =========

            Pro forma purchase price allocation:

              Property, plant and equipment                                      $  97,000
              Management contract                                                   43,000
              Net operating liabilities                                            (37,584)
              Goodwill                                                              82,112
              Deferred income tax liability                                        (36,868)
                                                                                 ---------

                                                                                 $ 147,660
                                                                                 =========

            Property, plant and equipment - adjusted to fair value as follows:

              Property, plant and equipment acquired at cost                     $  43,860
              Adjustment to increase property, plant and equipment to
                fair value                                                          53,140
                                                                                 ---------

            Property, plant and equipment at fair value                          $  97,000
                                                                                 =========

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                                  BALANCE SHEET
                             (AMOUNTS IN THOUSANDS)
                                   (CONTINUED)

Certain operating assets, net of certain liabilities, were recorded at historical cost at the acquisition date, which approximates their market value.


      Intangible assets recorded in connection with CRC acquisition:
        Goodwill                                                           $  82,112
        Management contract                                                   43,000
                                                                           ---------

        Total intangible assets recorded in connection with acquisition      125,112
        Less:  Elimination of goodwill related to CRC                         (3,341)
                                                                           ---------

                          Net increase to intangible assets                $ 121,771
                                                                           =========


The goodwill will be amortized over a 40-year period. The management contract will be amortized over the life of the contract, which is 10.5 years.

(f) To write off deferred financing costs related to repayment of the LCCI 11% senior secured notes.

(g) To eliminate CRC's amount due to/from affiliate, minority interest and equity accounts.

(h) To record deferred tax liability attributable to the difference between the tax and accounting basis of the management contract and property, plant, and equipment acquired from CRC.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PENN NATIONAL GAMING, INC.
                                                (Registrant)


                                          By  /s/ Robert S. Ippolito
                                            ------------------------------------
                                              Robert S. Ippolito
                                              Chief Financial Officer


Dated:  June 8, 2001

                                  EXHIBIT INDEX

EXHIBIT NO. DESCRIPTION OF DOCUMENT

2.1 + Agreement and Plan of Merger among CRC Holdings, Inc., Penn National Gaming, Inc., Casino Holdings, Inc. and certain shareholders of CRC Holdings, Inc. dated as of July 31, 2000.

2.2 + Stock Purchase Agreement by and among Penn National Gaming, Inc., Dan S. Meadows, Thomas L. Meehan and Jerry S. Bayles, dated as of July 31, 2000.

99.1 ++     Press Release dated April 30, 2000.

------------

+ Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed August 8, 2000 and incorporated herein by reference.

++ Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed May 7, 2001 and incorporated herein by reference